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[LOGO APPEARS HERE]


                                                                    EXHIBIT 10.9



Mr. Terry L. Colbert
Boles & Company, Inc.
Dulles Corporate Center
2323 Horse Pen Road, Suite 450
Herndon, Virginia 22071


Dear Terry,

This letter hereby extends the original term of the Investment Banking Agreement ("Agreement") dated December 14, 1995 between Boles & Company, Inc. ("BCI") and American Telesource International, Inc. ("ATI") for one hundred twenty (120) days from the date of execution of this letter.

The terms and conditions set forth in the Agreement apply to ATI and any subsidiary, whether existing or created during the term of this Agreement. Any and all references in the Agreement to ATI will be interpreted to include the words "and/or its subsidiaries."

It is further understood that the Agreement is exclusive and prohibits any other Investment Banking Agreement(s) to be executed by ATI or its subsidiaries without express written consent from BCI during the term of the extension.

The Agreement allows BCI to be paid in shares of ATI stock in lieu of cash for Engagement Fees. Shares of ATI stock are earned in the amount of $15,000 U.S. per month calculated by taking the average previous 30-day trading price. ATI will immediately arrange for shares to be issued to BCI in the amount of $60,000 U.S. for Engagement Fees earned during the term of the original Agreement.

This letter is understood and agreed to this 24  day of April , 1996, by and
                                             ---        ------
between:


[SIGNATURE ILLEGIBLE]                     [SIGNATURE ILLEGIBLE]
- -----------------------------             -----------------------------
Boles & Company, Inc.                     American Telesource Inc.

[SIGNATURE ILLEGIBLE]                     [SIGNATURE ILLEGIBLE]
- -----------------------------             -----------------------------
Its                                       Its
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                     [LETTERHEAD OF BOLES & COMPANY, INC.]


                               December 14, 1995



Mr. Craig K. Clement, Vice President
Corporate Development
American Telesource International, Inc.
12500 Network Boulevard, Suite 407
San Antonio, Texas 78249



                         Investment Banking Agreement

Dear Craig:

Following our recent meetings and conversations, you have requested that we submit to you the terms and conditions (AGREEMENT") under which we are to exclusively provide corporate finance and investment banking services to American Telesource International, Inc. ("ATI"). Our assignment is to assist ATI in the development of an overall financing strategy, raising capital, and consummating strategic partnerships, and business development.

We will work with ATI management to: (i) assist in the development of a business and financing strategy including the preparation of Financing Memorandum; (ii) prepare supporting financial pro-formas and "use of proceeds" schedules under differing scenarios, and (iii) perform such other services as are normal and customary to facilitate the Financing/s. We may also be required to address other matters including: (i) corporate organization and capital structure; (ii) accounting treatment & presentation

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organization and capital structure: (ii) accounting treatment & presentation of existing and projected revenues, backlog and profitability: (iii) tax & legal structure options and other matters that may be identified from time to time. Prior to approaching any potential partner, investor, or any other third party, we will submit the name, as well as any written material to be used in presentations, to ATI for its approval. ATI will have the unlimited right to disapprove any party from receiving a presentation.

BCI shall identify and use its best efforts to structure and complete a Financing/s transaction with one or more Financing/s sources and to develop joint ventures and business relationships that harmonize with the business plan of ATI. Such Financing/s sources may include a combination of potential strategic partners and/or private capital institutions. We will arrange meetings with interested parties, discuss and meet with prospective strategic partners, assist management in negotiation of terms and conditions and otherwise use our best efforts to arrange completion of one or more Financing/s under terms and conditions acceptable to ATI.

ATI will use their best efforts to support and assist BCI in the execution of its assignment, and shall provide BCI with full and timely disclosure of all information, and shall not withhold from BCI any information, which may be relevant including current financial data, changes in financial condition, market information, litigation, pending litigation, management changes and other information which might have a material effect on BCI performing its duties.

As compensation for providing its services, BCI shall receive an Engagement Fee of $15,000 of ATI common stock for each month during the term hereof calculated by taking the average previous 30-day trading price and Completion Fees as set forth below:

A. PRIVATE CAPITAL TRANSACTIONS: Upon the successful negotiation and closing of one or more equity Financing transaction initiated or arranged by BCI with a PRIVATE CAPITAL source (under terms acceptable to ATI). BCI shall receive certain COMPLETION FEES as follows:

     (1) EQUITY FINANCING/S: A fee equal to 6.0% of the first $10.0 million of each equity Financing/s and 4.0% of all amounts in excess of $10.0 million. Equity Financing/s are defined as the net proceeds to ATI from the sale of common stock, preferred stock, subordinated and non-subordinated debt instruments convertible into equity securities, or other equity and participating instruments and/or the sale of assets and/or liabilites of ATI.

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     (2)  NON-CONVERTIBLE SUBORDINATED DEBT FINANCING: A fee equal to 4.0% of the first $10.0 million of each non-convertible subordinated debt Financing/s and 3.5% of all amounts in excess of $10.00 million. Non-convertible subordinated debt Financing/s are defined as the total face amount of credit facilities, guarantees or any non-convertible debt instruments subordinated, or capable of being subordinated, to any secured or unsecured creditors of ATI.

     (3) SENIOR DEBT: A fee of 2.0% of all senior debt and non-subordinated debt Financing/s with such senior debt and non-subordinated debt Financing/s being defined as the total face amount of non-convertible credit facilities, guarantees of debt instruments not subordinated to any secured or unsecured creditors of ATI.

B. OTHER TRANSACTIONS: In the event that transactions and/or business associations or arrangements are initiated by BCI and concluded with BCI's active involvement, then BCI and ATI agree to negotiate in good faith the amount of COMPLETION FEES due BCI under those circumstances as and when they arise. In the event that a Financing transaction is concluded with Paulson Investment Company. PULSAR. IPAC. Hantfen, Icahoff Inc./Cartyle International Securities, and U.S. Securities and Futures during the Term of this Agreement. BCI's success fee will be 30% of the fees enumerated in paragraph A above.

C. WARRANTS TO PURCHASE STOCK. Upon the successful closing of each Financing/s place pursuant to this AGREEMENT. ATI shall issue to BCI detachable warrants to purchase up to 5% of the amount of stock of ATI associated with each Financing (or equivalent securities of an equity Financing/s) with the same registration rights. If any, per share paid by an investor participating in the Financing/s If not exercised within a forty-eight month period of following the closing of a Financing/s, the warrants shall expire, all subject to private investment representations.

All Engagement Fees shall be credited to Completion Fees due BCI. Such Completion Fees shall be due and payable within ten days of closing of any Financing/s concluded by ATI: (I) during the term of this AGREEMENT, or (ii) within twelve (12) months of the date of the termination, of this AGREEMENT, with any institution, institution or other party with whom BCI has held documented discussions pursuant to its assignment as set forth above.

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Upon the receipt of invoices, BCI shall promptly be reimbursed for all travel expenses incurred by BCI in connection with its duties hereunder. BCI will not incur any single item of expense in excess of $1,000 or total aggregate expenses in excess of $5,000 without prior approval.

All non-public confidential information, and identified as such in writing, provided the ATI to BCI or by BCI to ATI will be treated as confidential information to any third party without first receiving written authorization from the provider to make such disclosure.

This AGREEMENT shall commence on the date hereof and shall have an initial term of one hundred twenty (120) days, and may be extended thereafter by the mutual consent of the parties. Upon termination, all liabilities and continuing obligations of each party to the other shall cease with the exception of those provisions covering compensation due BCI and the treatment of each party's confidential information.

If the above conforms with your understanding, kindly confirm your acceptance and agreement by signing and returning a copy of this AGREEMENT to the undersigned.

                                                  Sincerely,

                                                  /s/ J.Richard Knop
                                                  J. Richard Knop
                                                  Principal


AGREED & ACCEPTED By:

ATI, INC.

By: [SIGNATURE ILLEGIBLE]
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Date:    12-18-95
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